As filed with the Securities and Exchange Commission on February 13, 2006
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOOG INC.
(Exact name of registrant as specified in its charter)

New York	16-0757636
(State of Incorporation)	(I.R.S. Employer Identification No.)

East Aurora, New York 14052-0018
(716) 652-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert R. Banta, Executive Vice President and
Chief Financial Officer
East Aurora, New York 14052-0018
(716) 652-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
John B. Drenning, Esq.
John J. Zak, Esq.
Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203
(716) 856-4000

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this Form is a registration statement pursuant to the General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Unit	Price	Registration Fee

Class A Common Stock	(1)	(1)	(1)	(1)(2)

(1)	An indeterminate number of shares of Class A common stock is being registered as may from time to time be issued at indeterminate prices.

(2)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $9,708 that has already been paid with respect to the portion of the $120,000,000 aggregate initial offering price of Class A common stock and debt securities that were previously registered pursuant to the Registrant’s registration statement filed on August 1, 2003 (File No. 333-107586), and were not sold thereunder.

      Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus in this registration statement also relates to $43,525,000 of unissued Class A common stock and debt securities of the Registrant registered under the registration statement filed on August 1, 2003 (File No. 333-107586). Accordingly, the prospectus in this registration statement relates to an indeterminate number of shares of Class A common stock that has been registered under this registration statement and the registration statement filed on August 1, 2003 (File No. 333-107586).

PROSPECTUS
MOOG INC.
CLASS A COMMON STOCK
          This prospectus provides you with a general description of the Class A common stock that we may offer from time to time. Each time we sell Class A common stock, we will provide a prospectus supplement that will contain specific information about the terms of the sale and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
      We may offer the Class A common stock in amounts, at prices and on terms determined by market conditions at the time of the offering. We may sell the Class A common stock through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the Class A common stock, we will name them and describe their compensation in a prospectus supplement.
      Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “MOG.A.”
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated February 13, 2006.

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ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we, Moog Inc., filed with the Securities Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of Class A common stock described in the prospectus, in one or more offerings. This prospectus provides you with a general description of the Class A common stock we may offer. Each time we sell Class A common stock, we will provide a prospectus supplement, or more than one prospectus supplement, that will contain specific information about the terms of the Class A common stock offered. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the information described under the heading “Where You Can Find More Information” directly below. In addition, a number of the documents and agreements that we refer to or summarize in this prospectus have been filed with the SEC as exhibits to the registration statement. Before you invest in our Class A common stock, you should read the relevant documents and agreements.
      References to “Moog” refer to Moog Inc. Unless the context otherwise requires, references to “we,” “us” or “our” refer collectively to Moog Inc. and its subsidiaries.
      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy the Class A common stock described in this prospectus or in any prospectus supplement in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, or any document incorporated by reference in this prospectus and the applicable prospectus supplement, is accurate as of any date other than their respective dates. There may have been changes in our affairs since such date.
      We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus or in any of the documents that are incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.
      The SEC allows us to “incorporate by reference” in this prospectus the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or any prospectus supplement.
      We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, prior to the termination of this offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.
      This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our Annual Report on Form 10-K for the year ended September 24, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005;

•	Our Current Reports on Form 8-K filed November 23, 2005, December 2, 2005, December 28, 2005, January 30, 2006 and February 13, 2006; and

•	The description of our common stock contained in our Registration Statement on Form S-3 filed on November 9, 2001.
      You may request a copy of these documents, at no cost to you, by writing or telephoning us at:
Moog Inc.
Seneca St. at Jamison Rd.
Corporate Offices
East Aurora, NY 14052
Attention: Investor Relations
(716) 652-2000
      Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus or any prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, including the documents we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by the use of statements that include terms such as “believe,” “expect,” “anticipate,” “estimate,” “could,” “plan,” “intend,” “may,” “project,” “predict,” “will” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” as well as to other factors described below and the information in the documents incorporated by reference herein. The forward-looking statements included in this prospectus are made only as of their respective dates, and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise.
      Important factors affecting forward-looking statements in this prospectus include, but are not limited to, the following:

•	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products and industrial capital goods;

•	our dependence on government contracts, which may not be fully funded or may be terminated;

•	our significant indebtedness, which could limit our cash flow for operations and flexibility;

•	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;

•	the potential for cost overruns on fixed-price contracts and the risk that actual results may differ from estimates used, including those used in accounting for long-term contracts;

•	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;

•	the potential that the demand for our products may be reduced if we are unable to adapt to technological change;

•	the possibility that our new products and research and development efforts may not be successful, which would result in a reduction in our sales and profits;

•	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;

•	intense competition in our business which may require us to lower prices or offer more favorable terms of sale;

•	higher pension costs and increased cash funding requirements, which could occur in future years if future actual plan results differ from assumptions used for our defined benefit plans, including returns on plan assets and discount rates;

•	a write-off of all or part of our goodwill or other intangible assets, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements;

•	our ability to successfully identify and consummate acquisitions and integrate the acquired businesses;

•	our exposure to successor liability relating to actions by an acquired company and its management before the acquisition;

•	the possibility that the due diligence we conduct in connection with an acquisition, and any contractual guarantees or indemnities that we receive from the sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities whereby a material liability could adversely affect our reputation and results of operations and reduce the benefits of the acquisition;

•	our dependence on our management team and key personnel;

•	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;

•	our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;

•	the possibility that government regulation could inhibit our ability to sell our products outside the United States;

•	the possibility of a catastrophic loss of one or more of our manufacturing facilities;

•	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;

•	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations; and

•	the cost of compliance with environmental laws.

MOOG INC.
Overview
      We are a leading worldwide designer and manufacturer of high performance, precision motion and fluid controls and control systems for a broad range of applications in aerospace, defense and industrial markets. Our products and systems include military and commercial aircraft flight controls, satellite positioning controls, controls for steering tactical and strategic missiles, thrust vector controls for space launch vehicles and controls for positioning gun barrels and automatic ammunition loading for military combat vehicles. Our products are also used in a wide variety of industrial applications, including injection molding machines for the plastics markets, metal forming, power generating turbines, simulators used to train pilots and certain medical applications. In fiscal 2005, our sales were $1.1 billion, our net cash provided by operating activities was $106.9 million, and our net earnings were $64.8 million.
      Our customers fall into three groups, Original Equipment Manufacturers, or OEMs, that are customers of our aerospace and defense markets, OEM customers of our industrial business and aftermarket customers in all of our markets. Aerospace and defense OEM customers collectively represented 46% of our fiscal 2005 sales. The majority of these sales are to a small number of large companies. Due to the long-term nature of many of the programs, many of our relationships with aerospace and defense OEM customers are based on long-term agreements. Our OEM sales of industrial controls, which represented 33% of our fiscal 2005 sales, are to a wide diversity of customers around the world and are normally based on lead times of 90 days or less. We also provide aftermarket support, consisting of spare and replacement parts and repair and overhaul services, for all of our product applications. Our major aftermarket customers are the U.S. Government and the commercial airlines. In fiscal 2005, aftermarket sales accounted for 21% of total sales. Sales arising from U.S. Government prime or subcontracts, including military sales to Boeing and Lockheed Martin, were approximately 34% of our fiscal 2005 sales.
      We have four reportable segments: (1) Aircraft Controls, (2) Space and Defense Controls, (3) Industrial Controls, and (4) Components.
Our Aircraft Controls Segment ($451.7 million, or 43%, of 2005 Sales)
      Within Aircraft Controls, we design, manufacture and integrate primary and secondary flight controls for military and commercial aircraft, and provide aftermarket support. Our systems control large commercial transports, supersonic fighters, multi-role military aircraft, business jets and rotorcraft.
      We are well positioned on both development and production programs. Typically, development programs require concentrated periods of research and development by our engineering teams and involve design, development, testing and integration. We are currently working on several large development programs including the F-35 Joint Strike Fighter, Indian Light Combat Aircraft, Boeing’s 787 Dreamliner, Airbus A400M and two unmanned aerial vehicles, the X-45 and X-47. The F-35 is the largest of these programs. The 787 and the A400M programs began design and development in 2004. Production programs are generally long-term manufacturing efforts that extend for as long as the aircraft builder receives new orders. Our large military production programs include the F/A-18 E/F Super Hornet, F-15 Eagle and the V-22 Osprey. Our large commercial production programs include the full line of Boeing 7-series aircraft.
Our Space and Defense Controls Segment ($128.5 million, or 12%, of 2005 Sales)
      Our Space and Defense Controls segment provides controls for satellites and space vehicles, launch vehicles, tactical and strategic missiles, missile defense and defense controls. For the commercial and military satellite markets, we design, manufacture and integrate chemical and electric propulsion systems and space flight motion controls. Launch vehicles and missiles use our steering and propulsion controls, and the Space Station uses our couplings, valves and actuators. We design and build steering and propulsion controls for tactical and strategic missile programs, including VT-1, Hellfire and TOW. We supply valves on the final stage kill vehicle used in the U.S. National Missile Defense development initiative. We design and manufacture systems to position gun barrels and automatically load ammunition on military vehicles.
Our Industrial Controls Segment ($314.9 million, or 30%, of 2005 Sales)
      Industrial Controls is a diverse segment, serving customers around the world and in many markets. Six major markets — plastics making machinery, power generating turbines, metal forming, heavy industry, material test and simulation — generate over half of our total sales in this segment. For the plastics making machinery market, we design, manufacture and integrate systems for all axes of injection and blow molding machines using leading edge technology, both hydraulic and electric. In the power generation turbine market, we design, manufacture and integrate complete control assemblies for fuel, steam and variable geometry control applications that include wind turbines. Metal forming markets use our designed and manufactured systems that provide precise control of position, velocity, force, pressure, acceleration and other critical parameters. Heavy industry uses our high precision electrical and hydraulic servovalves for steel and aluminum mill equipment. For the material test markets, we supply controls for automotive testing, structural testing and fatigue testing. Our hydraulic and electromechanical motion simulation bases are used for the flight simulation and training markets. Other markets include material handling and testing, auto racing, carpet tufting, paper mills and lumber mills.
Our Components Segment ($156.2 million, or 15%, of 2005 Sales)
      Many of the same markets, including military and commercial aerospace, defense controls and industrial applications, that drive sales in our other segments affect Components. In addition, Components serves two medical equipment markets.
      This segment’s three largest product categories, slip rings, fiber optic rotary joints and motors, serve broad markets. Slip rings and fiber optic rotary joints use sliding contacts and optical technology to allow unimpeded rotation while delivering power and data across a rotating interface. They come in a range of sizes that allow them to be used in many applications that include diagnostic imaging, particularly CT scan medical equipment featuring high-speed data communications, de-icing and data transfer for rotorcraft, forward-looking infrared camera installations, radar pedestals, material handling, surveillance cameras, packaging and robotics. Our motors are used in equally broad-based markets, many of which are the same as for slip rings. For the medical pump and blower market, and particularly sleep apnea equipment, Components designs and manufactures a series of miniature brushless motors that provide extremely low noise and reliable long life operation. Industrial markets use our motors for material handling, fuel cells and electric pumps. Military applications use our motors for gimbals, missiles and radar pedestals. Components has several other product lines including electromechanical actuators for military, aerospace and commercial applications, fiber optic modems that provide electrical-to-optical conversion of communication and data signals, avionic instrumentation, optical switches and resolvers.

RISK FACTORS
      Investing in our Class A common stock involves a high degree of risk. Before you invest in our Class A common stock, you should understand and carefully consider the risks described below and the risk factors relating to our industry and business described in our Annual Report on Form 10-K for the year ended September 24, 2005, as well as all of the other information contained in this prospectus, the applicable prospectus supplement and the information incorporated by reference, including our financial statements and the related notes. Any of these risks could materially adversely affect our business, financial condition, results of operations and the trading price of our Class A common stock, and you may lose all or part of your investment.
The voting rights of the Class A common stock are limited.
      The voting rights of the holders of Class A common stock are limited by our certificate of incorporation. Holders of Class A common stock are entitled to elect at least 25% of the board of directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. Currently, the holders of Class A common stock are entitled, as a class, to elect three directors. The holders of the Class B common stock are entitled, as a class, to elect the remaining eight directors. On all other matters except as is required by law, the Class A and Class B common stock vote together as a single class with each share of Class A common stock entitled to a one-tenth vote per share and each share of Class B common stock entitled to one vote per share.
Our officers and directors and shareholders affiliated with them control the vote of a significant percentage of our voting stock and as a result exert influence over us, and may have interests that conflict with those of other shareholders, including purchasers of Class A common stock.
      As of February 3, 2006, approximately 73.9% of the Class B common stock and approximately 6.6% of the Class A common stock was held in the aggregate by the Moog Inc. Savings and Stock Ownership Plan Trust, the Moog Inc. Retirement Plan Trust, relatives of the late Jane B. Moog subject to The Moog Family Agreement as to Voting and our officers and directors. These shareholders as a group possess the voting power to elect a majority of the board of directors and to effectively control our business policies and affairs, and may have interests that conflict with those of other shareholders, including purchasers of our Class A common stock.
New York law and our certificate of incorporation and by-laws contain provisions that could delay and discourage takeover attempts that shareholders may consider favorable.
      Certain provisions of our certificate of incorporation and by-laws and applicable provisions of New York corporate law may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions include:

•	the limited voting rights of the Class A common stock and the fact that approximately 6.6% of the Class A and approximately 73.9% of the Class B common stock, representing approximately 45.4% of the voting power of our outstanding common stock, is owned or controlled by our affiliates;

•	our ability under our certificate of incorporation to issue additional shares of Class B common stock and shares of “blank check” preferred stock without action of the shareholders;

•	provisions of our certificate of incorporation and by-laws which create a staggered board of directors with each director elected for a three-year term; and

•	provisions of New York corporate law which impose limitations on persons proposing to acquire us in a transaction not approved by our board of directors.

      Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares.
Possible volatility in the price of our common stock could negatively affect us and our shareholders.
      The trading price of our Class A common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our Class A common stock could decrease, perhaps significantly. Additionally, our Class A common stock has historically had low trading volumes. The limited liquidity for holders of our Class A common stock may add to the volatility of the trading price of our common stock. For example, from September 30, 2003 to December 31, 2005, the sales prices of our Class A common stock have ranged from $17.42 per share to $33.76 per share. These effects could materially adversely affect the trading market and prices for our Class A common stock, as well as our ability to issue additional securities or to secure additional financing in the future.
      In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our Class A common stock, regardless of our operating performance.

USE OF PROCEEDS
      Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the Class A common stock offered hereby for general corporate purposes, which may include the repayment of our debt obligations, capital expenditures, working capital and financing acquisitions. Further details relating to the use of the net proceeds of any of the Class A common stock will be set forth in the applicable prospectus supplement.

PRICE RANGE OF CLASS A COMMON STOCK
      Our Class A common stock trades on the New York Stock Exchange under the symbol MOG.A. The following table sets forth for the quarters indicated the high and low sales prices as reported by the New York Stock Exchange.

	High	Low

Fiscal 2004
First Quarter	$23.00	$17.42
Second Quarter	25.54	20.53
Third Quarter	24.83	20.36
Fourth Quarter	25.67	22.77
Fiscal 2005
First Quarter	$31.40	$23.66
Second Quarter	32.67	25.57
Third Quarter	33.07	26.90
Fourth Quarter	33.76	28.60
Fiscal 2006
First Quarter	$32.24	$27.41
Second Quarter (through February 10, 2006)	33.90	27.53
      The closing sale price of our Class A common stock on February 10, 2006 as reported by the New York Stock Exchange was $32.05 per share. As of February 3, 2006, there were 1,195 record holders of our Class A common stock and 548 record holders of our Class B common stock.
      We intend to retain our earnings to finance the expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination regarding cash dividends will be made by our board of directors and will depend upon our earnings, financial condition, capital requirements, any limitations in our financing agreements, and other factors deemed relevant by the board. Payment of cash dividends is permitted by our bank credit facility, with a limitation on the aggregate amount of dividends that may be paid to shareholders.

DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of 50,000,000 shares of Class A common stock, par value $1.00 per share, 10,000,000 shares of Class B common stock, par value $1.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share. As of February 3, 2006, we had outstanding 34,430,689 shares of Class A common stock and 4,275,316 shares of Class B common stock. As of February 3, 2006, we had 2,093,171 shares of Class A common stock issuable upon exercise of outstanding stock options under our stock option plans at a weighted average price of $17.84 per share, 548,543 shares of Class A common stock reserved and available for future issuance under our stock option plans, and 4,275,316 shares of Class A common stock issuable upon conversion of our 4,275,316 shares of Class B common stock then outstanding. As of February 3, 2006, no shares of preferred stock were outstanding. The following description of our capital stock is a summary only and is derived from our certificate of incorporation, which is incorporated by reference into this prospectus.
Common Stock
      The Class A common stock and Class B common stock share equally in our earnings and are identical except with respect to rights on voting, dividends and share distributions and convertibility.
      Voting Rights. The Class A common stock and Class B common stock vote as a single class on all matters except election of directors and except as required by law. Holders of Class A common stock are entitled to elect at least 25% of the board of directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. The holders of Class B common stock elect the remaining directors. Currently, the holders of Class A common stock are entitled, as a class, to elect three directors. The holders of the Class B common stock are entitled, as a class, to elect our remaining eight directors. On all other matters, the holders of Class A common stock are entitled to one-tenth of a vote. Each share of Class B common stock is entitled to one vote. If the outstanding shares of Class A common stock become less than 10% of the aggregate number of outstanding shares of both classes combined, the holders of Class A common stock would not have the right to elect 25% of the board of directors. Directors would then be elected by all shareholders voting as a single class, with holders of Class A common stock having a one-tenth vote per share and holders of Class B common stock having one vote per share.
      Dividends and Share Distributions. Dividends may be paid on Class A common stock without paying a dividend on Class B common stock. No dividend may be paid on Class B common stock unless at least an equal dividend is paid on Class A common stock. Payment of dividends is limited by our bank credit facility.
      Share distributions in shares of Class A common stock or Class B common stock may be paid only as follows. Shares of Class A common stock are paid to holders of shares of Class A common stock or, if there is no Class A common stock outstanding, to holders of Class B common stock. Shares of Class A common stock are paid to holders of Class A common stock and shares of Class B common stock are paid to holders of Class B common stock. The same number of shares must be paid in respect of each outstanding share of Class A common stock and Class B common stock.
      We may not combine or subdivide shares of either class of common stock without at the same time proportionally subdividing or combing shares of the other class.
      Conversion. Each share of Class B common stock is convertible at the option of the holder at any time into Class A common stock on a one-for-one basis.
Preferred Stock
      Our board of directors is authorized, without shareholder action, to issue shares of preferred stock in one or more series. The board has the discretion to determine the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Satisfaction of any dividend preference of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. We have no current intention to issue any shares of preferred stock.
PLAN OF DISTRIBUTION
      We may sell the Class A common stock being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.
      The prospectus supplement will state the terms of the offering of the Class A common stock, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the Class A common stock and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters or agents compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	the securities exchange on which the Class A common stock may be listed.
      If we use underwriters in the sale, the Class A common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
      The Class A common stock may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
      Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any Class A common stock will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such Class A common stock, if any are purchased.
      Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilties, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.
      The Class A common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriter to whom the Class A common stock is sold by us for public offering and sale may make a market in the Class A common stock, but such underwriter will not be obligated to do so and may discontinue any market making at any time without notice. Any underwriter or agent involved in the offer or sale of the Class A common stock will be named in the applicable prospectus supplement.
      In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
LEGAL MATTERS
      Unless otherwise indicated in this prospectus, Hodgson Russ LLP, Buffalo, New York will provide us with an opinion regarding the validity of the Class A common stock offered hereby. John Drenning, our Corporate Secretary, is a partner in Hodgson Russ LLP. He and other attorneys in that firm beneficially own an aggregate of approximately 9,483 shares of Class A common stock.
EXPERTS
      The consolidated financial statements of Moog Inc. appearing in Moog Inc.’s Annual Report (Form 10-K) for the year ended September 24, 2005 (including the financial statement schedule appearing therein), and Moog Inc. management’s assessment of the effectiveness of internal control over financial reporting as of September 24, 2005 included therein (which did not include an evaluation of the internal control over financial reporting of the Power and Data Technologies Group of the Kaydon Corporation and FCS Control Systems), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the Power and Data Technologies Group of the Kaydon Corporation and FCS Control Systems from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated in this prospectus by reference in reliance upon such reports given on the authority of Ernst & Young as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The expenses in connection with the issuance and distribution of the Class A common stock being registered will be borne by Moog and are set forth in the following table. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$		#
Legal fees and expenses		75,000	*
Blue Sky fees and expenses		5,000	*
Accounting fees and expenses		50,000	*
Printing fees and expenses		25,000	*
Miscellaneous		45,000	*

Total		$200,000	*

#	Deferred in reliance upon Rule 456(b) and 457(r)

*	Estimated

Item 15.	Indemnification of Directors and Officers.
      Sections 722 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.
      Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends, or (iv) for any transaction from which the director receives an improper personal benefit. Moog’s Restated Certificate of Incorporation includes the provisions permitted by Section 402(b) of the BCL.
      Moog’s By-Laws provide that Moog shall indemnify such directors and officers against expenses, judgments, fines or amounts paid in settlement in connection with any action, suit or proceeding, or threat thereof, to the maximum extent permitted by applicable law.

Item 16.	Exhibits.
      The following exhibits are filed with this Registration Statement:

Exhibit
No.	Description

1.1	Form of Underwriting Agreement.(1)
5.1	Opinion of Hodgson Russ LLP (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Hodgson Russ LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).

(1)	To be filed by amendment or by incorporation by reference to an exhibit filed under Form 8-K.

Item 17.	Undertakings.
      (a) Moog hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      (d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York, on the 13th day of February, 2006.

MOOG INC.

By:	/s/ Robert T. Brady

Robert T. Brady, President
and Chief Executive Officer
      We, the undersigned officers and directors of Moog Inc., hereby severally constitute and appoint Robert T. Brady and Robert R. Banta and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 of Moog Inc. and any and all amendments or supplements, whether pre-effective or post-effective, to said registration statement and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Moog Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as then may be signed by our said attorneys or any of them, to said registration statement and any and all amendments thereto.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert T. Brady Robert T. Brady	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director	February 13, 2006

/s/ Robert R. Banta Robert R. Banta	Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Director	February 13, 2006

/s/ Donald R. Fishback Donald R. Fishback	Controller (Principal Accounting Officer)	February 13, 2006

/s/ Richard A. Aubrecht Richard A. Aubrecht	Director	February 13, 2006

/s/ Raymond W. Boushie Raymond W. Boushie	Director	February 3, 2006

/s/ James L. Gray James L. Gray	Director	February 13, 2006

/s/ Joe C. Green Joe C. Green	Director	February 13, 2006

Signature	Title	Date

/s/ John D. Hendrick John D. Hendrick	Director	February 6, 2006

/s/ Kraig H. Kayser Kraig H. Kayser	Director	February 3, 2006

/s/ Brian J. Lipke Brian J. Lipke	Director	February 13, 2006

/s/ Robert H. Maskrey Robert H. Maskrey	Director	February 13, 2006

/s/ Albert F. Myers Albert F. Myers	Director	February 4, 2006

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.(1)
5.1	Opinion of Hodgson Russ LLP (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of Hodgson Russ LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).

(1)	To be filed by amendment or by incorporation by reference to an exhibit filed under Form 8-K.